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                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                      FORM 8-A/A

                               AMENDMENT TO APPLICATION

                  FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                         PURSUANT TO SECTION 12(b) or (g) OF
                         THE SECURITIES EXCHANGE ACT OF 1934


                             MORRISON KNUDSEN CORPORATION

                                   AMENDMENT NO. 2

                                A Delaware Corporation
                      IRS Employer Identification No. 82-0393735

                      Morrison Knudsen Plaza, Boise, Idaho 83729
                                     208-386-5000


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     The undersigned registrant hereby amends its Registration Statement on Form
8-A dated June 23, 1986, as amended on July 25, 1986 and July 14, 1988 (the "Registration Statement") to amend ITEM 1. DESCRIPTION OF SECURITIES TO BE REGISTERED and ITEM 2. EXHIBITS, to include the information set forth herein.

     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereto duly authorized.


                              MORRISON KNUDSEN CORPORATION


                             By    /s/ Stephen G. Hanks
                                   ---------------------------------------
                                   Stephen G. Hanks
                                   Executive Vice President, Chief Legal
                                   Officer and Secretary

Dated:   January 31, 1996

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Item 1.  DESCRIPTION OF SECURITIES TO BE REGISTERED.

A. Effective as of December 12, 1994, the Company appointed Norwest Bank Minnesota, N.A. as Successor Rights Agent ("Successor Rights Agent") to the Company's Rights Agreement dated as of June 12, 1986, as amended by that certain Amendment to Rights Agreement dated July 7, 1988 (the "Rights Agreement").

         On December 23, 1994, the Company and the Successor Rights Agent entered into a second amendment to the Rights Agreement (the "Second Amendment"). The Second Amendment provides that, in addition to the states of Idaho and New York, the Successor Rights Agent may be organized and doing business in, authorized to do business as a banking institution in, and having a principal office in, the state of Minnesota.

B. On August 8, 1995, the Company and the Successor Rights Agent entered into a third amendment to the Rights Agreement effective as of August 1, 1995 (the "Third Amendment"). The Third Amendment provides that the initial holders of warrants to purchase up to 17 million shares of the Company's common stock at a purchase price of $6.75 per share (the "Warrants") shall not be deemed to be Beneficial Owners of, or to own Beneficially, Common Shares of the Company. The Third Amendment had the effect of allowing the Company to issue the Warrants without triggering certain provisions of the Rights Agreement. The Warrants were issued to certain of the Company's creditors on August 23, 1995.

         Capitalized terms used herein shall have the meaning set forth in the Rights Agreement, as amended, unless otherwise defined herein.

         For a more complete description of these provisions and other provisions of the Rights Agreement, reference is made to:

1. the full text of the Rights Agreement which was filed as Exhibit 2.1 to an amendment to the Registration Statement filed on Form 8 filed dated July 25, 1986;

2.       the full text of the First Amendment to the Rights Agreement filed as
         Exhibit 2 to an amendment to the Registration Statement filed on Form 8 dated July 14, 1988; and

3. the full text of the Second and Third amendments to the Rights Agreement filed as Exhibits 2.1 and 2.2 hereto.


                                      -2-


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Item 2.  EXHIBITS

         2.1 Second amendment to the Rights Agreement dated December 23, 1994, between Morrison Knudsen Corporation and Norwest Bank Minnesota, N.A., as Successor Rights Agent.

         2.2 Third amendment to the Rights Agreement dated August 8, 1995, between Morrison Knudsen Corporation and Norwest Bank Minnesota, N.A. as Successor Rights Agent.


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